Riders and Benefits Charges

Accelerated Death Benefit for Long-Term Care Services Rider
[(Long-Term Care Rider)]

Rider Premium Class: [STANDARD]
Initial LTC Specified Amount:                         $[100,000] Maximum Monthly LTC Benefit Amount:       $[2,000.00] Maximum Monthly LTC Benefit Percentage:   [2]%
LTC benefit cap:	$[2,500,000]
Caregiver Training Benefit Limit:                    $[500]
Transitional Care Assistance Benefit:                 $[100.00] per day for up to [180] days, during the first 12 months in which benefits for any Covered Service are paid under this Rider.
Monthly LTC Rider Charge: As described in the “Cost of Rider” section of the Rider.
LTC Net Amount at Risk Discount Rate (annual): 1.00%
LTC Net Amount at Risk Discount Factor: 1.00082954

Monthly Administrative LTC Rider Fee: [$0.20] per month for the first [10] Policy Years.
The rate used to calculate the monthly fee is determined by the Insured’s Issue Age, sex, death benefit option, and Rider Premium Class.

To contact the Long-Term Care Claims Specialist, please call [800 487-1485].

Accelerated Death Benefit for Long-Term Care Services Rider - Continued

Table of Guaranteed Maximum LTC Rider Cost of Insurance Rates
The monthly LTC Rider Cost of Insurance Rates are determined by the Insured’s sex, Issue Age, Rider Premium Class, and the Policy Year, but will not exceed the rates shown in the table below.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate
[1	0.00356	41	0.17488	81	0.88661
2	0.00357	42	0.21547	82	0.89548
3	0.00357	43	0.25046	83	0.90445
4	0.00357	44	0.27747	84	0.91350
5	0.00357	45	0.31526	85	0.92264
6	0.00357	46	0.33640	86	0.93188]
7	0.00704	47	0.35717
8	0.00855	48	0.39853
9	0.01014	49	0.41759
10	0.01140	50	0.45809
11	0.01265	51	0.47289
12	0.01404	52	0.51153
13	0.01508	53	0.52462
14	0.01597	54	0.55900
15	0.01689	55	0.58419
16	0.01724	56	0.64483
17	0.01765	57	0.67697
18	0.01806	58	0.70512
19	0.01856	59	0.71217
20	0.01924	60	0.71930
21	0.02014	61	0.72650
22	0.02167	62	0.73377
23	0.02365	63	0.74111
24	0.02577	64	0.74853
25	0.02807	65	0.75602
26	0.03056	66	0.76359
27	0.03315	67	0.77123
28	0.03577	68	0.77895
29	0.03951	69	0.78674
30	0.04335	70	0.79462
31	0.04729	71	0.80257
32	0.05145	72	0.81060
33	0.05602	73	0.81871
34	0.06238	74	0.82691
35	0.07000	75	0.83518
36	0.07841	76	0.84354
37	0.09427	77	0.85198
38	0.10537	78	0.86051
39	0.12193	79	0.86912
40	0.15071	80	0.87782

Accelerated Death Benefit for Long-Term Care Services Rider - Continued

Reduction of Benefit Payments Due to Debt
A benefit paid under this Rider will be first used to repay a portion of any outstanding Debt under the Policy.

The portion to be repaid will equal the sum of (1) plus (2), then multiplied by (3), where:
(1)	is the balance in the Loan Account (Collateral Account);
(2)	is any accrued loan interest not yet charged;
(3)	is 1 – Reduction Ratio, where the Reduction Ratio is described in the “Reduction Ratio” provision below.
Policy and Rider Values
Benefit payments under this Rider will reduce the following Policy and rider values by multiplying such values by the Reduction Ratio described in the “Reduction Ratio” provision below. The following values will be reduced:
1.	Specified Amount;
2.	LTC Specified Amount;
3.
The Accumulation Value; however, the reduction will not be greater than the LTC benefit payment.  If the policy includes any of the following amounts, the account values will be reduced in the following order:

i.	The Fixed Account Value will be reduced;
ii.
 If insufficient value exists in the Fixed Account to cover the reduction in Accumulation Value, the most recently opened Segment in the Indexed Account(s) will be reduced and will continue in successive order on a last in – first out basis.

iii.	If multiple Segments were opened on the same Allocation Date, a prorated portion will be taken from each Segment; and
iv.	If insufficient value exists in the Indexed Account(s) Segment(s), the Collateral Account Value, if any, will be reduced.
Debt will be reduced as described in the “Reduction of Benefit Payments Due to Debt” provision.

Reduction Ratio
The Reduction Ratio used in the “Policy and Rider Values” provision and the “Reduction of Benefit Payments Due to Debt” provision is equal to (1) minus (2), then divided by (1), where:

(1)	is the Policy’s Specified Amount immediately prior to the benefit payment; and
(2)	is the amount of the benefit payment times the ratio of the LTC Specified Amount at the start of the current claim period divided by the LTC Benefit Pool.